INFRASTRUCTURE AND ENERGY ALTERNATIVES
ANNOUNCES FIRST QUARTER 2022 RESULTS

INDIANAPOLIS, May 9, 2022 – Infrastructure and Energy Alternatives, Inc. (Nasdaq: IEA) (“IEA” or the “Company”), a leading infrastructure company with renewable energy and specialty civil expertise, today announced results for the first quarter 2022.

FIRST QUARTER 2022 HIGHLIGHTS
(As compared to the First Quarter 2021)

▪Record Total Revenues of $360.1 million, +30.3% y/y
▪Record Renewables Backlog of $2.1 billion, +7.0% y/y
▪Record Total Backlog of $2.9 billion, +10.1% y/y
▪Net Loss of ($27.1) million, versus a Net Loss of ($20.4) million
▪Adjusted EBITDA of ($17.1) million, versus $3.4 million
▪Increased 2022 Revenue Guidance to between $2.3 billion and $2.5 billion

Revenue increased by 30% on a year-over-year basis in the first quarter 2022, supported by growth across both the Renewables and Specialty Civil segments. Renewables segment revenue increased 35% on a year-over-year basis in the first quarter, and within Renewables, first quarter solar revenue increased by 275% and represented more than half of total Renewables revenues, while wind revenue declined by 20%. Specialty Civil segment revenue increased 21% on a year-over-year basis in the first quarter, driven by continued strength in environmental revenue, including an increase in projects under construction compared to the prior year and steady growth in heavy civil, partially offset by a decline in rail revenue.

For the three months ended March 31, 2022, the Company reported a net loss of ($27.1) million, or ($0.56) per diluted share, versus a net loss of ($20.4) million, or ($0.91) per diluted share, in the first quarter 2021.

Adjusted EBITDA declined to ($17.1) million in the first quarter 2022, versus $3.4 million in the prior-year period. First quarter Adjusted EBITDA was impacted by lower project gross margins in both the Renewables and Specialty Civil segments, due to inflationary pressures on project costs, particularly in our Renewables business, combined with increased close out costs on certain heavy civil projects. For a reconciliation of net income to Adjusted EBITDA, please see the appendix to this release.

As of March 31, 2022, total backlog increased to $2,946 million, versus $2,916 million at the end of the fourth quarter 2021. Next twelve-month backlog was $2,085 million, a decline from $2,152 million at the end of fourth quarter 2021, but still up 12.6% from the prior-year period.

MANAGEMENT COMMENTARY

“The IEA team delivered 30% year-over-year organic revenue growth, achieving record total revenue in the first quarter and record total backlog. I am happy to report that demand is strong across both our Renewables and Specialty Civil segments,” stated JP Roehm, President and CEO of IEA. “Markets for our core renewables and environmental services remain robust, while bidding activity in our heavy civil and rail businesses accelerated into the second quarter.”

“Despite strong revenue growth, our margins were adversely impacted by inflationary costs for fuel, supply chain cost increases and delays, and availability of local labor,” continued Roehm. “While we expect that many of these challenges will remain throughout the rest of 2022, we believe that we will see improvements to our project margins and overall profitability, and continue to expect record revenue and Adjusted EBITDA for the full year. It’s worth noting first quarter for our business has historically been our slowest, with projects ramping up quickly in the following three quarters, we expect that cadence to continue this year.”

“Our solar customers are effectively navigating market-wide concerns regarding both the availability and rising cost of panels,” noted Roehm. “At this juncture, many of our solar customers have successfully sourced panel inventory and anticipate limited, if any, impact from current market volatility. In some instances where panels remain on order, we are being asked to complete civil and mechanical work ahead of panel delivery, to ensure that projects remain on-schedule or experience only modest delays. Across the organization, we continue to have a strong backlog of additional projects to fill in any gaps in project cadence and support full utilization of our teams, which provides further confidence to our full-year outlook.”

“Entering 2022, we recognized the potential for some near-term margin headwinds and considered these factors in our full-year 2022 financial guidance,” continued Roehm. “These headwinds were exacerbated in the first quarter because of rapid increases in fuel costs primarily resulting from the unexpected Russian invasion of Ukraine and the recently announced Department of Commerce investigation. As a result of our first quarter results, our confidence in our current backlog and the status of panel availability for our solar projects, we are updating our full-year 2022 financial guidance by increasing our revenue guidance to a range of $2.3 to $2.5 billion, while maintaining our Adjusted EBITDA guidance range of $140 million to $150 million. This change reflects the reality of current margin headwinds impacting our business, which we anticipate will be offset with higher revenue. We will continue to monitor the factors that could impact our ability to achieve our previously forecasted results.”

“Our core investment thesis, which highlights the benefits of our diverse, renewables-weighted revenue mix, strong customer relationships, track record of successful execution and simplified capital structure, remains unchanged,” concluded Roehm. “IEA continues to grow across all sectors and is seeing particularly strong growth in our solar business. We believe that we are well-equipped to overcome the near-term margin headwinds that impacted our first quarter performance, while remaining on-track to achieve another year of strong performance, highlighted by record revenue and EBITDA.”

BUSINESS UPDATE

IEA has continued to execute on its core strategic priorities, while positioning the organization for sustained, profitable growth and long-term value creation. The Company’s strategic priorities and recent successes against these strategies are as follows:

•Develop a leading position of scale within markets where IEA is competitively advantaged. IEA intends to leverage its technical expertise, geographic reach, scale, and strong customer relationships across its key business lines to drive continued backlog growth and market share gains through a combination of organic and inorganic growth. Over the last twelve months, IEA generated total organic revenue growth of 29%, while the renewables segment revenue increased 42% on an organic basis, versus the prior twelve-month period.

•Capitalize on favorable long-term fundamentals within renewables, environmental, and infrastructure markets. In 2021, approximately 70% of IEA’s revenue was derived from solar and wind-related EPC services. Over the next five years, IEA expects more than 100 GW of new utility-scale solar capacity to be installed within the United States, an increase of more than 80% versus the prior, five-year period. Onshore wind installations are also anticipated to remain strong, with 110 GW of new, installed capacity expected to be online by 2030. Within the Company’s non-renewable, environmental services markets, demand conditions are robust, and we believe there is a multi-decade potential opportunity of $50-150 billion for coal ash remediation. With a strong track record of execution, experienced skilled work force, and broad geographic presence, IEA is well-positioned to take advantage of these trends as highlighted by our recent backlog strength.

•Maintain bidding discipline, drive economies of scale, and execute on operational efficiencies to support margin expansion. IEA intends to pursue higher-value, margin-enhancing opportunities, while leveraging its size and scale to deliver exceptional value for our customers. The Company entered the solar business in 2019 and believes that, while challenged in 2022, margins will continue to improve as the business grows and realizes the benefits of economies of scale.

•Further simplify capital structure, while maintaining a strong balance sheet and sufficient liquidity to support growth. During 2021, IEA undertook a capital structure simplification plan that resulted in lower debt costs, a more flexible capital structure, and reduced leverage. As part of this plan, in November 2021, IEA’s Board of Directors authorized a program to repurchase up to $25 million of outstanding warrants (Nasdaq: IEAWW) to further streamline the Company’s capital structure. Since announcing this program, IEA has repurchased nearly 65% of the outstanding warrants at a total cost of $14.8 million through the end of Q1 2022. The program will end no later than the expiration of the warrants on March 26, 2023. IEA intends to exercise a disciplined approach to repurchases until the program is complete or the warrants expire. As of March 31, 2022, IEA had more than $161.4 million in available cash and availability on its credit facilities to support the growth of the business.

•Pursue disciplined capital allocation strategy. IEA intends to prioritize capital allocation to optimize its return on invested capital. The Company expects to continue to invest in organic growth initiatives by expanding product and services offerings to better serve customers, further developing industry-leading technical expertise, and growing its skilled labor workforce. The Company also intends to pursue complementary, bolt-on acquisitions that further strengthen the Company’s position in high-growth and attractive end markets, increase its service capabilities in adjacent markets, expand its geographic presence and enhance its blended margin profile.

SEGMENT PERFORMANCE

Revenue and Gross Profit by segment was as follows:

	For the quarters ended March 31,
(in thousands)	2022		2021
Segment	Revenue	% of Total Revenue	Revenue	% of Total Revenue
Renewables	$243,614	67.7%	$180,374	65.3%
Specialty Civil	116,481	32.3%	96,038	34.7%
Total revenue	$360,095	100.0%	$276,412	100.0%

	For the quarters ended March 31,
(in thousands)	2022		2021
Segment	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
Renewables	$1,301	0.5%	$12,180	6.8%
Specialty Civil	2,529	2.2%	4,361	4.5%
Total gross profit	$3,830	1.1%	$16,541	6.0%

Renewables Segment revenue totaled $243.6 million during the first quarter 2022, an increase of 35.1% compared to the prior year. The strength in the Company’s solar business continued, with revenues up nearly four-fold during the first quarter, while wind revenues declined during the first quarter. Renewables Segment gross profit was $1.3 million, or 0.5% of revenue, for the first quarter of 2022, compared to $12.2 million, or 6.8% of revenue, for the same period in 2021. The decrease in gross profit margin percentage for the Renewables Segment was primarily due to the inflationary impact of labor, supply chain, fuel, and certain commodities which increased estimated future costs and decreased project margins; and to a lesser extent, increased training costs as the Company continues to grow our labor force to execute our backlog.

Specialty Civil Segment revenue totaled $116.5 million, an increase of 21.3% year-over-year, due to growth in environmental and heavy civil. While rail revenues remained under pressure during the first quarter, bidding activity has started to improve. Specialty Civil Segment gross profit was $2.5 million, or 2.2% of revenue, for the first quarter of 2022, as compared to $4.4 million, or 4.5% of revenue, for the same period in 2021. The decrease in gross profit percentage was primarily due to inflationary pressures discussed above. Additionally, we recorded increased close out costs related to certain projects.

FINANCIAL RESOURCES AND LIQUIDITY

As of March 31, 2022, the Company had $28.7 million of cash and cash equivalents and total debt of $366.5 million, consisting of the $300.0 million senior unsecured notes, $3.0 million of commercial equipment notes, and $63.5 million of obligations, exclusive of associated interest, recognized under various finance leases for equipment. At the end of the quarter, the Company had $132.7 million of availability under its credit facility, net of letters of credit. Combined with cash, total liquidity was $161.4 million.

BACKLOG

IEA defines “backlog” as the amount of revenue the Company expects to realize from the uncompleted portions of existing construction contracts, including new contracts under which work has not begun and awarded contracts for which the definitive project documentation is being prepared. Backlog is not a term recognized under GAAP, although it is a common measurement used in the Company’s industry. IEA’s methodology for determining backlog may not be comparable to the methodologies used by others. See Item 1A. Risk Factors in the Company’s Annual Report for a discussion of the risks associated with IEA’s backlog.

The following table summarizes the Company’s backlog by segment for the periods below:

(in millions)
Segments	March 31, 2022	December 31, 2021
Renewables	$2,084.8	$2,034.8
Specialty Civil	861.2	881.3
Total	$2,946.0	$2,916.1

Total backlog at March 31, 2022 was $2.9 billion, an increase of $270.2 million, or 10.1% compared to the year-ago period. Renewables Segment backlog at March 31, 2022 was $2.1 billion, an increase of 7.0% compared to the prior year, as a result of strong growth in the solar market combined with steady performance in wind.

Specialty Civil backlog at March 31, 2021 was $861.2 million, up 18.4% compared last year due in large part to favorable market trends in environmental.

The Company expects to realize approximately $2.1 billion of its estimated backlog during the next twelve months, an increase of $233 million from the year-ago period.

FINANCIAL GUIDANCE

IEA has provided the following updated financial guidance for the full-year 2022. Full-year guidance accounts for normal factors that may impact our business, including but not limited to weather, permitting delays and project timing, supply chain disruptions, labor constraints, and inflationary factors. All guidance is current as of May 9, 2022 and is subject to change.

•Total revenue of between $2.3 billion and $2.5 billion
•Total Adjusted EBITDA of between $140 million and $150 million

For a reconciliation of projected Adjusted EBITDA to projected net income, please see the table at the end of this release.

FIRST QUARTER 2022 CONFERENCE CALL

Management will conduct a conference call on Tuesday, May 10, 2022 at 11:00 am Eastern Time to discuss the quarterly results for the first quarter 2022.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the Company’s corporate website at https://ir.iea.net. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	1-877-407-0784
International Live:	1-201-689-8560

To listen to a replay of the teleconference, which will be available through June 10, 2022:

Domestic Replay:	1-844-512-2921
International Replay:	1-412-317-6671
Conference ID:	13728728

ABOUT IEA

Infrastructure and Energy Alternatives, Inc. is a leading infrastructure construction company with renewable energy and specialty civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The Company offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of the larger providers in the renewable energy industry and has completed more than 260 utility scale wind and solar projects across North America. In the heavy-civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipate,” “expect,” “could,” “may,” “will,” “intend,” “plan” and “believe,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic and other information, and are subject to a number of risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. A variety of factors, many of which are beyond our control, could cause actual future results or events to differ materially from those projected in the forward-looking statements in this release. For a full description of the risks and uncertainties which could cause actual results to differ from our forward-looking statements, please refer to IEA’s periodic filings with the Securities & Exchange Commission including those described as “Risk Factors” in IEA’s annual report on Form 10-K filed on March 7, 2022 and in any quarterly reports on Form 10-Q filed thereafter. IEA does not undertake any obligation to update forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

INVESTOR CONTACT

Peter J. Moerbeek
Chief Financial Officer

Aaron Reddington, CFA
Vice President of Investor Relations
investors@iea.net

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Consolidated Statements of Operations
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenue	$360,095	$276,412
Cost of revenue	356,265	259,871
Gross profit	3,830	16,541

Selling, general and administrative expenses	34,882	24,846
Loss from operations	(31,052)	(8,305)

Other income (expense), net:
Interest expense, net	(6,026)	(14,359)
Warrant liability fair value adjustment	(1,428)	(300)
Other income	11	138
Loss before benefit for income taxes	(38,495)	(22,826)

Benefit for income taxes	11,424	2,392

Net loss	(27,071)	(20,434)
Less: Convertible Preferred Stock dividends	—	(656)
Net loss available for common stockholders	$(27,071)	$(21,090)

Net loss per common share - basic and diluted	(0.56)	(0.91)
Weighted average shares - basic and diluted	48,129,331	23,057,731

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	March 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$28,732	$124,027
Accounts receivable, net	254,540	280,700
Contract assets	220,119	214,298
Prepaid expenses and other current assets	73,070	42,774
Total current assets	576,461	661,799

Property, plant and equipment, net	148,486	138,605
Operating lease assets	35,904	37,292
Intangible assets, net	17,352	18,969
Goodwill	37,373	37,373
Company-owned life insurance	4,786	4,944
Deferred income taxes	3,226	—
Other assets	771	771
Total assets	$824,359	$899,753

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$131,415	$164,925
Accrued liabilities	128,832	163,364
Contract liabilities	148,452	126,128
Current portion of finance lease obligations	24,778	24,345
Current portion of operating lease obligations	10,401	10,254
Current portion of long-term debt	1,573	1,960
Total current liabilities	445,451	490,976

Finance lease obligations, less current portion	38,714	30,096
Operating lease obligations, less current portion	27,049	28,540
Long-term debt, less current portion	290,891	290,730
Warrant obligations	7,395	5,967
Deferred compensation	7,658	7,988
Deferred income taxes	—	8,199
Total liabilities	817,158	862,496

Commitments and contingencies:

Stockholders' equity:
Common stock, par value, $0.0001 per share; 150,000,000 and 150,000,000 shares authorized; 48,323,406 and 48,027,359 shares issued and 48,323,406 and 48,027,359 outstanding at March 31, 2022 and December 31, 2021, respectively	4	4
Additional paid-in capital	243,465	246,450
Accumulated deficit	(236,268)	(209,197)
Total stockholders' equity	7,201	37,257
Total liabilities and stockholders' equity	$824,359	$899,753

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(27,071)	$(20,434)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,286	10,799
Warrant liability fair value adjustment	1,428	300
Amortization of debt discounts and issuance costs	377	2,859
Share-based compensation expense	1,630	727
Deferred income taxes	(11,424)	(2,392)
Other, net	(572)	(902)
Changes in operating assets and liabilities:
Accounts receivable	26,160	(7,513)
Contract assets	(5,821)	(1,513)
Prepaid expenses and other assets	(30,296)	(27,304)
Accounts payable and accrued liabilities	(68,042)	(31,593)
Contract liabilities	22,324	23,186
Net cash used in operating activities	(79,021)	(53,780)

Cash flows from investing activities:
Company-owned life insurance	158	(269)
Purchases of property, plant and equipment	(4,788)	(3,920)
Proceeds from sale of property, plant and equipment	553	667
Net cash used in investing activities	(4,077)	(3,522)

Cash flows from financing activities:
Proceeds from line of credit - long term	10,000	—
Payments on line of credit - long term	(10,000)	—
Payments on long-term debt	(603)	(686)
Payments on finance lease obligations	(6,979)	(7,971)
Shares for tax withholding on release of restricted stock units	(1,810)	(2,909)
Repurchases of public warrants	(2,805)	—
Net cash used in financing activities	(12,197)	(11,566)

Net change in cash and cash equivalents	(95,295)	(68,868)

Cash and cash equivalents, beginning of the period	124,027	164,041

Cash and cash equivalents, end of the period	$28,732	$95,173

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as EBITDA plus restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net loss to Adjusted EBITDA for the periods indicated:

	Three Months Ended
(in thousands)	March 31,
	2022	2021
Net loss	$(27,071)	$(20,434)
Interest expense, net	6,026	14,359
Benefit for income taxes	(11,424)	(2,392)
Depreciation and amortization	12,286	10,799
EBITDA	(20,183)	2,332

Non-cash stock compensation expense	1,630	727
Warrant liability fair value adjustment (1)	1,428	300
Adjusted EBITDA	$(17,125)	$3,359

(1) Reflects an adjustment to the fair value of the Company’s Series B Preferred Stock - anti-dilution warrants and private merger warrant liability. The liabilities are fair value adjustments using different valuation methods.

The following table outlines the reconciliation from 2022 projected net income to 2022 projected Adjusted EBITDA using estimated amounts:

	Guidance
	For the year ended December 31, 2022
(in thousands)	Low Estimate	High Estimate

Net income	$45,000	$51,000

Interest expense, net	25,000	26,000
Depreciation and amortization	47,000	48,000
Expense for income taxes	18,000	19,000
EBITDA	135,000	144,000

Non-cash stock compensation expense	5,000	6,000
Adjusted EBITDA	$140,000	$150,000